Exhibit 99.1

To:      Directors and Executive Officers of PolyOne Corporation

From: Lisa Kunkle, Senior Vice President, General Counsel and Secretary

Date:  April 9, 2018

Re:     Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

PolyOne is changing the recordkeeper for its Retirement Savings Plan (the 401(k) Plan) from John Hancock Retirement Plan Services to Fidelity Workplace Services LLC. In order to implement this transition, 401(k) Plan participants have been advised that they will be unable to conduct transactions within the Plan (i.e., change investments, obtain loans, etc.) during the period of time that is required to implement the change (the Blackout Period). The Blackout Period will begin as of 4:00 p.m. Eastern Time on May 4, 2018 and is expected to end the week of June 10, 2018.

Pursuant to SEC regulations, during the Blackout Period, directors and executive officers will be subject to certain trading restrictions, even outside the 401(k) Plan. Specifically, you will be prohibited from directly or indirectly purchasing, selling, exercising or otherwise acquiring or transferring shares of PolyOne common stock (including stock options and stock appreciation rights) that you acquired in connection with your service or employment as a director or an executive officer of PolyOne during the Blackout Period. The restrictions on trading during the Blackout Period are in addition to those under the PolyOne Securities Trading Policy (and any associated regularly scheduled blackout periods) that restrict your ability to trade in PolyOne securities.

If you have any questions concerning this notice, the Blackout Period or its status, or the transactions affected by the Blackout Period, please contact me at 440.930.1318, lisa.kunkle@polyone.com, 33587 Walker Road, Avon Lake, Ohio 44012.

Thank you,

Lisa